NEWS RELEASE

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 440-701-5100

For Immediate Release

Gas Natural Inc. Appoints Michael B. Bender
to its Board of Directors

Rationalizes Board structure with concurrent, voluntary resignations

CLEVELAND, OH, February 9, 2015 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utility companies serving approximately 67,000 natural gas customers in six states, announced today the appointment of Michael Brooks Bender to its Board of Directors and the voluntary resignation of three directors, two of which were not qualified as independent.

Mr. Bender brings more than ten years of experience in finance, acquisition and divestiture, legal and governance matters. Mr. Bender currently serves as Director, Corporate Secretary, and Corporate Counsel of The InterTech Group, Inc., a large, privately held, diversified holding company. An affiliate of The InterTech Group is the largest shareholder of the Company and currently owns approximately 9% of the Company’s issued and outstanding common stock. Previous to his current role, Mr. Bender was an attorney at Moore and Van Allen, PLLC where he was lead attorney for clients in various business, finance, mergers and acquisitions and commercial property matters. He began his career at Powell Goldstein, LLP as a corporate securities law attorney. Mr. Bender earned his J.D. from the Walter F. George School of Law, Mercer University.

Mr. Robert Johnston, Executive Vice President - Strategy for The InterTech Group, commented, “With this appointment and the voluntary resignations, the Gas Natural Board of Directors has made formative changes in the organization’s governance structure to help advance the opportunities for Gas Natural and move beyond the turmoil of the past year. The Company has strong leadership in Gregory J. Osborne, President and CEO, James E. Sprague, CFO, and Kevin J. Degenstein, COO and Chief Compliance Officer. Under their leadership and with the improved independent structure of the Board, we believe the Company is much better positioned to execute its strategy for growth and maximize shareholder value.”

Concurrently with the new appointments, Directors John (“Jack”) R. Male, Thomas J. Smith and
James E. Sprague have voluntarily resigned from the Board. Mr. Sprague will continue to serve as the Company’s Chief Financial Officer. The Board now consists of seven directors, six of whom are independent.

Mr. Gene Argo, Chairman of the Board of Gas Natural, added, “We thank Jack, Tom and Jim for their valuable contributions to our Board and for voluntarily offering up their Board seats in recognition of the need to increase the independence of our membership and rationalize the organization of the Board. We are excited to welcome Michael as the newest member of the Board of Directors and look forward to his contributions. Importantly, we are confident in the capabilities of our management team to lead the Company to higher levels of performance.”

-MORE-

Gas Natural Inc. Appoints Michael B. Bender to its Board of Directors

February 9, 2015

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 35 billion cubic feet of natural gas to approximately 67,000 customers through regulated utilities operating in Montana, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets, while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the Company's ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company's continued ability to make dividend payments, the Company's ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company's ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company's control, the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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